Exhibit 99.1

FOR IMMEDIATE RELEASE

October 28, 2014

Contact:        JoAnne Coy, Vice President

Corporate Communications 253-305-1965

Columbia Banking System Welcomes Ford Elsaesser

to its Board of Directors

Tacoma, Washington – William T. Weyerhaeuser, Chairman of the Board of Columbia Banking System, Inc. (“Columbia;” NASDAQ: COLB), the parent company of Columbia State Bank, announced that Ford Elsaesser has been appointed to the Board of Directors, effective upon the closing of Columbia’s pending acquisition of Intermountain Community Bancorp (“Intermountain”), which is anticipated to occur on or about November 1, 2014. Mr. Elsaesser has served as Chairman of the Board of Intermountain since May, 2013 and as a member of the Intermountain Board since 1997.

“We are delighted to welcome Ford Elsaesser to our board of directors.” said Mr. Weyerhaeuser. “We are fortunate to add a committed industry and community leader with his depth of legal, financial and business experience as we enter the Idaho market. We look forward to the contributions he will make.”

Mr. Elsaesser is an attorney with extensive experience with financial services companies. He is currently a senior partner at Elsaesser Jarzabek Anderson Elliott & Macdonald, a Sandpoint, Idaho-based law firm founded in 1979. His practice areas include commercial law and banking, civil litigation, bankruptcy and trusteeships and receiverships. Mr. Elsaesser has served as Adjunct Professor at St. John’s University School of Law since 2003 and on the Advisory Board of the University’s Bankruptcy Program since 1999. He has also served as an Adjunct Professor at the University of Idaho Law School since 2005.

A resident of Priest River, Idaho, Mr. Elsaesser earned a B.A. from Goddard College, and holds a law degree from the University of Idaho Law School. Active in his community, he has served as Chairman of the Lake Pend Oreille Commission since 2003. He has also served as Chairman of the Bonner County Airport Advisory Board; Chairman of the Board of Trustees of Bonner County School District #82; and as an Idaho Community Foundation board member. Mr. Elsaesser has also been Chairman of Bonner General Health since 2006 and a board member since 2002.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank with 135 branches throughout Washington and Oregon. For the eighth consecutive year, the bank was named in 2014 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.”

More information about Columbia can be found on its website at www.columbiabank.com.